Exhibit 4.62

UNOFFICIAL TRANSLATION

LOAN OFFER

This Offer Letter terminates and replaces the Offer Letter issued on October 6, 2008

File: D118910

Company: E021661

FROM:	INVESTISSEMENT QUÉBEC, company created pursuant to the Act respecting Investissement Québec and La Financière du Québec (L.R.Q. c.I-16.1), whose head office is located at 1200 route de l’église, office 500, Québec City, Quebec, G1V 5A3 and with an office on 393, St-Jacques, office 500, Montreal, Quebec, H2Y 1N9, herein referred to as “IQ.”

To:	BIRKS & MAYORS INC., duly constituted company whose head office is located at 1240 Phillips Square, Montreal, Quebec, H3B 3H4, herein referred to as the “Company.”

1.	LOAN

1.1.	IQ offers to the Company a loan of two million nine-hundred thousand dollars ($2,900,000) (herein referred to as the “Loan”), under the terms and conditions set forth herein.

1.2.	The words and expressions used herein and capitalized herein take on the meaning enumerated in Annex A, unless another distinctive meaning is specified, either in relation to the context or for the terms of a specific clause.

1.3.	The Annexes herein form an integral part of the said offer:

1.3.1.	GENERAL TERMS AND CONDITIONS OF THE LOAN

1.3.2.	PROJECT AND FINANCING

1.3.3.	EXTERNAL AUDITOR REPORT (ELIGIBLE EXPENSES INCURRED)

2.	PROJECT

2.1.	The Loan is offered solely for the marketing project with respect to the Vancouver 2010 Olympic Winter Games (the “Project”), which, along with its financing, is described in the Annexes herein.

2.2.	The Company reports having commenced the Project on February 7, 2007 and commits to completing the Project at the latest March 31, 2010. For the purposes of the Loan herein, the Project’s completion date will be said date, or any other earlier date, which the Company commits to confirm in writing to IQ as the date on which the Project will be finalized.

3.	DISBURSEMENT

3.1.	IQ will make the Loan in a maximum of five (5) disbursements, during the period of execution of the Project, if the Company has not failed to meet the terms and conditions set forth in this Loan Offer. The disbursements will be made on the basis of the Eligible Expenditure according to the actual expenses incurred with respect to the Project, so as to respect the proportion of the Loan to the Project’s total Eligible Expenditure.

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

UNOFFICIAL TRANSLATION

LOAN OFFER

This Offer Letter terminates and replaces the Offer Letter issued on October 6, 2008

File: D118910

Company: E021661

4.	COMMITMENTS TO BE MET PRIOR TO THE DISBURSEMENT OF FUNDS

4.1.	The first disbursement of the Loan will only be made when IQ has obtained, to its satisfaction, the following:

4.1.1.	The security provided for by or under the heading “SECURITY INTERESTS” with confirmation of registration;

4.1.2.	External legal opinions with respect to the Company’s corporate status and borrowing capacity, the validity of the security provided for under the heading “SECURITY INTERESTS,” the Company’s capacity to accept the security and any other item IQ may require.

4.2.	Prior to the disbursement of each Loan, the Company must have delivered to IQ, in a form that the latter deems reasonably satisfactory, a report on the level of execution of the Project and all related documents thereto and, upon IQ’s request, a certificate of its external auditors in conformity with the template provided at Annex C herein, evidencing the Eligible Expenditure incurred in connection with the Project.

4.3.	Prior to the disbursement of the final Loan, the Company is obligated to providing a report to IQ confirming the full completion of the Project, as well as a report from the external auditors in conformance with the template provided in Annex C herein, evidencing the Eligible Expenditure incurred in connection with the Project.

5.	SPECIFIC COMMITMENTS TO BE MET BY THE COMPANY

5.1.	By the same token as the other commitments stipulated in this offer, the Company commits to, from the date of acceptance of this offer and during the period the loan is effective and until the full repayment of the Loan:

5.1.1.	Maintaining a minimum working capital ratio of one point one five (1.15);

5.1.2.	Maintaining a maximum long term debt over net worth ratio of one point eight five (1.85);

5.1.3.	Providing its audited annual consolidated financial statements within ninety (90) days of the end of any fiscal year;

5.1.4.	Neither declaring nor paying out, in any form whatsoever, dividends if the conditions specified in the annual financial report are not met;

(Signed)		(Signed)

Initials of the IQ representative		Initials of the Company representative

UNOFFICIAL TRANSLATION

LOAN OFFER

This Offer Letter terminates and replaces the Offer Letter issued on October 6, 2008

File: D118910

Company: E021661

5.1.5.	Providing IQ, within thirty (30) after filing, all annual information forms that the Company files in the American Stock Exchange (“AMEX”) and all other competent authorities pertaining to the securities as well as any press releases that could be issued from time to time by the Company.

6.	INTEREST RATE

6.1.	The Loan will generate interest, as of each disbursement, at a weekly variable rate used by IQ (herein referred to as the “weekly variable rate”) of two percent (2%) calculated on a monthly basis. The variable weekly rate prior to upward adjustment is currently established, for the purposes hereof only, at six point two five percent (6.25%) annually. If the Company contemplates changing the weekly variable rate to a weekly fixed rate in conformance with the stipulations herein, the fixed rate to IQ at that time will also be adjusted upward by two percent (2%).

6.2.	For the purposes hereof, the weekly variable rate equals the preferential average rate of six (6) Canadian chartered banks selected by IQ, expressed on an annual basis, plus one and one half percent (1.5%). This rate is revised once a week and therefore may vary weekly.

6.3.	The Company agrees to, as of now, any variation in the weekly variable rate IQ may determine from time to time, which IQ will consider in calculating the interest on the Loan. Any bill sent to the Company by IQ will constitute an irrefutable proof of the accuracy of such calculation, unless IQ is otherwise notified by the Company within ten (10) days of receipt of said bill.

7.	PAYMENT OF INTEREST

7.1.	The Company will pay the interest rate agreed upon under the heading “INTEREST RATE” on the last day of each month following the first disbursement of the Loan.

8.	REPAYMENT OF THE LOAN

8.1.	The Company will repay the capital of the Loan in twenty equal and consecutive monthly installments of thirty-five thousand dollars ($35,000) each, payable on the last of each following month followed by forty (40) monthly installments of fifty-five thousand ($55,000) each.

8.2.	For the purposes of the repayment of the Loan performed using debit manual or electronic transactions from the bank account of the Company, as provided for in Annex A, the Company confirms that at the acceptance of the date of this offer, it does business with the bank or financial institution whose name appears on the check attached hereto.

(Signed)		(Signed)

Initials of the IQ representative		Initials of the Company representative

UNOFFICIAL TRANSLATION

LOAN OFFER

This Offer Letter terminates and replaces the Offer Letter issued on October 6, 2008

File: D118910

Company: E021661

9.	SECURITY INTERESTS

9.1.	In order to provide a specific continuing guarantee of the fulfillment of all of the obligations of the Company vis-à-vis IQ under the terms hereof and in order to guarantee the execution of all other future and current direct and indirect obligations towards IQ, the Company must:

9.1.1.	Consent to granting IQ a principal hypothec of two million nine hundred thousand dollars ($2,900,000) and an additional hypothec of five hundred eighty thousand dollars ($580,000) charging all of its current and future tangible, intangible and movable property located in Quebec, on the grounds that said hypothec will be written so as to allow the Company to dispose of its inventory in the normal course of its business, and granting a new banking institution a prior ranking hypothec on its inventory, the proceeds of insurance thereon, and its receivables in guarantee of its working assets;

Provided that the said hypothec is subject to all hypothec issued on the date of this Loan Offer.

9.1.2.	Obtain, to the satisfaction of IQ, an all-risks insurance policy including a hypothecary clause to providing coverage of its assets for the full amount of the Loan, thereby designating IQ as the beneficiary.

10.	COMMITMENT FEE

10.1.	This offer is subject to the payment of management-related fees, herein referred to as a Commitment Fee, of one percent (1%) of the amount of the Loan, namely twenty-nine thousand dollars ($29,000).

10.2.	IQ acknowledges having received the amount of eighteen thousand dollars ($18,000) as partial payment of the Commitment Fee.

10.3.	This Commitment Fee, the balance of which must be paid to IQ upon acceptance hereof, is not reimbursable, partially or fully, in any circumstances.

10.4.	Mere receipt of the Commitment Fee gives rise to no right in favour of the Company and does not oblige IQ to make any disbursement on the Loan, and these rights and obligations cannot be generated insofar as the terms and conditions set out in this offer are not met.

11.	OTHER PROVISIONS

11.1.	Only the French version of the said Loan Offer will be deemed official and, in any event, the latter will prevail over any translation provided therewith.

(Signed)		(Signed)

Initials of the IQ representative		Initials of the Company representative

UNOFFICIAL TRANSLATION

LOAN OFFER

This Offer Letter terminates and replaces the Offer Letter issued on October 6, 2008

File: D118910

Company: E021661

11.2.	The Company acknowledges that all provisions mentioned herein and annexed hereto have been discussed and agreed upon freely between the Company and IQ and that the Company has received adequate explanations on the nature and meaning of all provisions thereof.

INVESTISSEMENT QUÉBEC

By:	/s/ Pierre Décary	Date:	January 26, 2009
Signature

Pierre Décary
Director of Portfolio
Name of Signing Authority, printed

By:	/s/ Marc Langlois	Date:	January 26, 2009
Signature

Marc Langlois
Regional Director of the West Island
Name of Signing Authority, printed

ACCEPTANCE OF THE COMPANY

After having acknowledged the terms and conditions described herein and in the annexes, we accept this Loan Offer and, we therefore attach a cheque of eleven thousand dollars ($11,000) in payment of the balance of the Commitment Fee.

We also include a cheque bearing the note “VOID” as well as all the information required to allow IQ, as applicable, to repay any amount due by virtue of the Loan, by means of electronic withdrawals as well as the repayment of the amount owed in virtue of the said Loan Offer.

BIRKS & MAYORS INC.

By:	/s/ Marco Pasteris /s/ Michael Rabinovitch	Date:	January 28, 2009
Signature

Marco Pasteris / Michael Rabinovitch
Name of Signing Authority, printed

(Signed)		(Signed)

Initials of the IQ representative		Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

ANNEX A

GENERAL TERMS AND CONDITIONS OF THE LOAN

1.	DEFINITIONS

For the purposes of this Loan Offer, the following expressions have been defined hereafter unless negated by the context:

“Net Worth” means the amount according to the corporate balance sheet of the Company such as (a) the paid-up share capital including all new investments on behalf of the shareholders in the form of subscriptions or share capital of the Company, (b) its contributed surplus, (c) its appropriated earnings, (d) the loans consented to the Company and comprising no reimbursement whatsoever in the next five (5) years, (e) expense advances by the shareholders, (f) reported grants from the federal, Quebec or municipal governments and (g) any other items of that nature; Excluded from the Net Worth are reported fees, unpaid goodwill, assessment surplus, consented or guaranteed loans from government organisations and other items of that nature as well as any intangibles that could be considered capital and that have not been paid in cash by the Company;

“Event of Default” refers to a default of the terms described in Article 6 of this Annex under the heading “Event of Default”;

“Material Change” refers to all changes, modifications, all increases and decreases according to the matter, which in the opinion of IQ could negatively affect, an in a significant manner, the completion of the Project or a Significant Component thereof;

“Eligible Expenditure” refers to the expenses specified in Annex C herein;

“Long-term Debt” refers to the amount of financial obligations the Company is not usually required to acquit during the current fiscal year and which appears in the long-term Liabilities section of its financial statements;

“Significant Component” refers to the legal existence of the Company, its financial situation, the result of its operations results, its ability to operate, have good title to its goods and perform all its general obligations or in terms of all credit agreements or securities its takes part.

2.	INTEREST

2.1.	As of the final disbursement of the Loan, the Company will be able to ask IQ, in writing, to change the weekly variable rate in respect of the Loan to a weekly fixed interest rate effective at IQ at that time.

In the event of a request to change the weekly variable rate, the Company could choose to change the length of term of the fixed rate, effective at IQ at the moment of the decision, applicable to the Loan. This term, composed of an annual cost could be from one (1) to 5 (5) years. Upon the expiration date of the chosen term, the Company can renew its decision, and such, from term to term until the Loan expires or request that the effective weekly variable rate at IQ at that time be applicable to the Loan. To that effect, the Company will, at least fifteen (15) days after the deadline of each period, advise IQ of its decision, in writing, in default, IQ will utilize the effective weekly variable rate. The Company, if it has opted to use the weekly variable rate, could at all times, return to the effective weekly fixed rate at IQ upon request and IQ will determine the term.

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

If the Company asks IQ to change the weekly variable rate applied to the Loan to a fixed rate, it accepts the rate prevalent to IQ at the time of the conversion, provided that the said rate has not varied since the request to convert. Should the opposite occur, the Company will be granted a delay of five (5) days, commencing on the date it has been informed by IQ of the new effective fixed rate to accept or turn down in writing this said rate.

IQ reserves the right to a maximum time limit of one (1) month to process the conversion from the weekly variable rate to the fixed rate and such, so that the funds at the fixed rate are available to IQ at the conditions it deems acceptable.

2.2.	All outstanding payments on the said deadline in virtue of the agreement herein will bear interest as of the said date at the rate stipulated in the present Offer, and such, without notice or formal demand.

2.3.	All outstanding interest on the said deadline will also bear interest as of the said date at the rate stipulated in the present Offer, and such, without notice or formal demand.

3.	PREPAYMENT

3.1.	The Company can reimburse in whole or in part the Loan in the form of prepayment, at any time and without notice, in the following manner:

3.1.1.	Without indemnity if the Loan bears interest at the weekly variable rate;

3.1.2.	By paying, if the Loan bears interest at the fixed rate, an indemnity equivalent to three (3) months of interested on the amount reimbursed in the form of prepayment, and such, at the rate applicable to the Loan.

4.	ELECTRONIC WITHDRAWALS

4.1.	The disbursement of the Loan will be made by IQ directly from the Company’s banking account, upon written notice issued to the banking institution with which IQ does business with. However, IQ reserves the right to proceed to any disbursement of the Loan by means of a cheque if it deems this method of repayment preferable in light of circumstances.

4.2.	The Company hereby authorizes IQ to transact manual or electronic payments from its bank account all payments the Company must make to IQ as described herein. To that effect, the Company hereby authorizes the bank or financial institution with which it does business to honour the debits made by IQ.

4.3.	IQ will send to the Company, in advance, a debit note comprising any and all information related to the payments to be made by the Company.

4.4.	The Company commits to renewing the aforementioned authorization if it changes bank or financial institution before the Loan is fully reimbursed or as long as the Company remains indebted to IQ in connection with all payments owed hereby and to inform IQ of this change by providing it with a cheque from the new bank or financial institution bearing the note “VOID” as well as all pertinent and required information.

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

4.5.	The Company agrees that the reimbursement of any and all amount owed in virtue of the said Offer be made in the form of cheques should IQ deem this method of payment preferable in light of circumstances thereof.

5.	GENERAL COMMITMENTS BY THE COMPANY

On and with effect from the date of acceptance of the said Offer and for the total duration of the Loan, the Company commits to:

5.1.	providing upon request to IQ, its audited consolidated financial forecasts, its biannual financial statements and this within a reasonable deadline prescribed herein;

5.2.	providing all annual financial statements along with its working hypothesis within ninety (90) days of the start of each fiscal year;

5.3.	Transact in a business-like, arms-length manner with respect to all persons;

5.4.	not giving loans, advances or any other form of financial aid whatsoever to its shareholders, directors, officers or affiliated companies (with the exception of its wholly-owned subsidiaries), nor make any investments, nor grant any security (with the exception of guaranteeing the loans granted to the Company), nor make any transactions outside the course of its normal operations;

5.5.	not merging with any third parties;

5.6.	not moving out of the province of Quebec a substantial portion of its business activities;

5.7.	ensuring that there is no substantial change in the ultimate control of the Company;

Control refers to the possession of shares with a sufficient number of voting rights to allow election of the majority of directors of the Company. Ultimate control refers to the possession of said shares by one or more physical persons granting control of the Company by using one or more corporate bodies from one to the other or the Company. If the shareholder who exercises the ultimate control of the Company dies, the delegation of the shares of the dead shareholder to his/her heirs cannot be deemed to constitute a change in the ultimate control of the Company provided that the said control remains in the hands of the legal heirs of the deceased shareholder;

5.8.	ensuring and maintaining all-risks insurance coverage for the assets, for their maximum replacement value, or providing and maintaining in force any and all insurance coverage thereof as acquired by IQ and provided to the latter, upon request, copies of the purchased insurance policies as well as their certificates and their renewal. In the event that the Company is in default of respecting the said agreement, IQ could rectify the situation, at the cost of the Company, and such, without prejudice to the exercise of any other rights in its favour;

5.9.	not hypothecating, selling or disposing in any way whatsoever the majority of its shares without the preliminary written consent from IQ, except in the ordinary course of business;

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

5.10.	disclosing without delay to IQ any litigation or proceedings in a court of law or judicial tribunal, a commission or government agency in which it forms a part and could significantly affect its shares;

5.11.	to conforming to, at all times, the laws set forth in Quebec and above all, without limiting the generality of the foregoing, the specifications relating to the protection of the environment, labour and human rights;

5.12.	adopting at all times sociable conduct and responsible policy;

5.13.	allowing IQ, if in the opinion of the latter and in its sole discretion or acting reasonably, the financial situation of the Company deteriorates in a significant way, (i) to designate one of its representatives as observer of the Board of Directors of the Company or (ii) ask the Company to create a management committee;

5.14.	maintaining its operations in the ordinary course of business;

5.15.	making no significant changes to the Project without the preliminary written consent of IQ. If the actual cost of the Project surpasses the planned total, the Company will have to provide or made sure that the shareholders provide the necessary funds to cover any and all amounts exceeding the planned amounts, and such, in an manner which IQ deems satisfactory or acting in a reasonable practicable, prior to the account balance of the Loan be disbursed. If the actual costs by the Company in connection with the Project are lower than the total expenses prescribed under the heading “Project,” IQ reserves the right to decrease the amount of the Loan therewith;

5.16.	delivering to IQ, throughout the course of the duration of the Loan, all documents it could deem as useful or pertinent or reasonably practicable;

5.17.	providing, upon request from IQ, all certificates or documents required in conformance with the legislation in the province of Quebec;

5.18.	not assigning or transferring any rights conferred to it according to the terms prescribed in the offer herein without the preliminary written consent of IQ;

5.19.	acquitting all reasonable expenses related to the preparation and registration, if necessary, all required documentation to provide legal effect to the said Offer and any amendments made to the latter;

5.20.	paying all the reasonable costs incurred by IQ in order to exercise its rights in terms of the said Offer, including those costs allowing IQ to execute the obligations the Company must fulfil in order to secure, perform and preserve all security consented in guarantee of the Loan or to proceed to the evaluation of the Company’s assets upon request by IQ, including namely all legal fees, costs and expenses of an agent, licensed trustee or other;

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

5.21.	paying all the reasonable costs, with prior consent of the Company, of an external consultant chosen by IQ to advise the latter on all issues related to the Loan; Specifically, the mandate assigned to the external consultant may extend to the preparation of financial and operational analysis of the Company; the evaluation of the security offered and the items of intellectual property related to the Project as well as any information related to the rights of IQ;

5.22.	allowing any and all representatives of IQ, with prior notice to the Company, to enter during normal working hours in the business locations of the Company and to conduct, at IQ’s cost, analysis of the books, physical buildings, and stock of the Company and obtain copies of any documents related thereto;

5.23.	disclosing without delay to IQ any financial aid provided, in any form whatsoever, by the government of Quebec, its ministries and organisations for the realisation and accomplishment of the Project;

6.	EVENT OF DEFAULT

Notwithstanding all provisions contrary to the content of the said Offer and even if the conditions set forth are respected, IQ reserves the right to, as it sees fit, terminate the Loan or any portion of it not yet disbursed by the latter and to defer the disbursement and terminate the interest moratorium, where appropriate, and the Company undertakes to repaying, upon request, in part or in full, the sums disbursed on the Loan, with interest, fees and accessorial charges, should the following occur:

6.1.	if the Project is not completed by the prescribed date set out herein;

6.2.	if the total amount of financial support granted, in any form whatsoever, for the Project, by the government of Quebec, its ministries or bodies, exceeds seventy-five percent (75%) of Eligible Expenditures of the Project, meaning that the Project includes, where appropriate, all expenses related to the Project eligible to credit on behalf of the government of Quebec;

6.3.	if the Company stops or fully or partially withdraws from the Project;

6.4.	if the Company assigns its property, is under order of sequestration in virtue of the Bankruptcy and Insolvency Act, makes a proposal to its creditors or falls into bankruptcy in virtue of said Act, or if it has been ordered to wind-up in virtue of the Winding-Up Act or any other law to that effect, or if it avails itself of the provisions set forth in the Companies’ Creditor Arrangement Act.

6.5.	if the Company is insolvent or about to be insolvent or if it does not maintain its legal existence or if its financial situation deteriorates so as to put at stake its own survival;

6.6.	if the Company fails to comply to the terms of an agreement or an act related to the loans, namely, without limiting the generality of the foregoing, to the terms of an agreement with IQ or with any other lender or party with which IQ has signed an agreement, or if the Company is subject to a request for reimbursement of any loan payable upon request;

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

6.7.	if there are any changes in the ultimate control of the Company that was not previously authorized in writing by IQ;

6.8.	if, according to IQ and without IQ’s consent, a significant change arises in the Project or in its financing, or if there is a significant change in the Company’s operations or, in general terms, the level of risk;

6.9.	if the project-related assets are liquidated or the project-related capital lease is terminated, as applicable;

6.10.	in the event of significant errors or omissions in a declaration, concealment, misrepresentation, fraud, or falsification of documents by the Company;

6.11.	if the Company fails to comply with any or all of the clauses and conditions stipulated hereof.

7.	GENERAL PROVISIONS

7.1.	This contract shall be governed by the laws in force in the Province of Quebec, and in the event of objection, the tribunals in Quebec are the sole competent jurisdiction. In addition, the said Offer is subject to the terms and conditions prescribed in the Act Respecting Investissement Quebec and La Financière du Quebec and its programs, including the Business Financing Assistance Program.

7.2.	Upon acceptance of the said Offer, the Company declares that all information of technical or financial or economic nature provided to IQ on a historical basis is true.

7.3.	For the purposes of this offer, all notifications must be sent in writing, by certified mail or courier, by fax or hand delivery. Notifications from IQ will be sent to the Company’s head office, to the attention of the authorized representative who will acknowledge the acceptance thereof for and on behalf of the Company. All notifications from the Company or its shareholders will be sent to IQ, to its office at 393 Saint-Jacques, Montreal, Quebec, H2Y 1N9 to the attention of its Corporate Secretary. All courier notifications will be acknowledged the day they are received, certified mail deliveries will be acknowledged on the third working day following their mailing by the sender.

8.	AVAILABILITY FEE

8.1.	If the Company fails to present IQ with a request of disbursement within six (6) months of the date of acceptance of the said Offer, IQ reserves the right to terminate said Offer.

8.2.	If the Company does not request, prior to September 30, 2010, the disbursement of the amount of the Loan in which it can be granted, IQ reserves the right to terminate this part of the Loan as well as any sum of the Loan.

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

8.3.	The Company can request that the portion of the Loan to which it is entitled be maintained by paying IQ an indemnity calculated on a daily basis, as of the above date, at a rate of one percent (1%), on this part of the Loan (“Availability Fee”) and payable the last day of each month as of the last day of the following month of the aforementioned date.

8.4.	The Company can request termination of the non disbursed sums and the cash assets will be annulled as of the date of receipt of such request in writing to IQ.

9.	PUBLIC ANNOUNCEMENT

9.1.	Upon acceptance of this Offer, the Company agrees that the public announcement shall be made by IQ, which shall include the principal parameters of the financial assistance granted to the Company, including but not limited to: name and address of the Company, Company’s type of operations, the nature and amount of the financial assistance, as well as the number of Company employees;

9.2.	If the Company wishes to officially announce its Project or organize an official inauguration it will notify IQ fifteen (15) days in advance, so as to allow the latter to participate;

9.3.	IQ consents to the filing of the said contract with the securities authorities in accordance with the laws and regulations applicable to the Company.

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

ANNEX B

PROJECT AND FINANCING

Project	Total Costs	Eligible Expenditure	Financing
Marketing expenses for the Vancouver 2010 Olympic Winter Games	$3,885,000	$3,885,000	IQ Loan:	$2,900,000
			Company Funds:	$985,000
Total:	$3,885,000	$3,885,000	Total:	$3,885,000

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

ANNEX C

EXTERNAL AUDITOR REPORT

OF THE COMPANY

TO INVESTISSEMENT QUEBEC (IQ)

(ELIGIBLE EXPENSES INCURRED)

Business Financing Assistance Program

As requested by …(name of Company)… (“The Company), I have verified and audited the expenses incurred (Column 2) and the expenses paid (Column 3) and the obtained financing (Column 8) of the Expenses and Financing Tables attached herewith on …(date)… with respect to the Project, as defined in the agreement of …(date)… (if necessary, add: “and modified on …(date)…”) between IQ and the Company. The management of the Company is responsible for the financial information. My responsibility consists in expressing an opinion on the financial information based on my audit.

My audit was conducted in conformity with Canadian generally accepted accounting principles. These principles require the audit to be planned and conducted so as to provide reasonable assurance that the financial information provided are exempt of any significant inaccuracies. The audit comprises audit testing by using corroborating evidence in support of amounts and other information provided in the financial information. This also includes the evaluation of the accounting principles used and the significant estimates made by the Management of the Company, as well as an assessment of the comprehensive financial information.

In my opinion, Columns 2, 3 and 8 of the Expenses and Financing Tables attached herewith provide, in all important respects, a fair presentation of the expenses incurred and paid from the financing obtained by the Company, with respect to the Project, pursuant to the provisions of the aforementioned agreement.

…(city)…
…(date)…
Chartered Accountant

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

Template of expenses (Investissement)

…(name of Company)…

Table of Expenses of ….(date)….

Investment Project in the amount of ….(amount)…. located at…. (address of the Project)

Project	Amount prescribed (authorisation or modification) (1)	Expenses incurred* to date (cumulative) (2)	Expenses paid to date (cumulative) (3)	Approximate expenses to complete the Project (4)	Adjustments (5)	Notes (delays, modifications, etc.) (6)
Land and layout	$	$	$	$	$	$
Building (square feet)
Machines and equipment
Vehicles
Arisings/Contigency
Furnishings
Fees 1st Establishment
Other (specify)

TOTAL	$	$	$	$	$	$

: Column 1 = Column 2 + Column 4 – Column 5, if necessary	…(Name of the Chartered Accountant)…

Signature of the Chartered Accountant

* Expenditures charged in consideration of the Company’s receipt of a good or service assuming therefore the obligation to pay in virtue of a contract or an agreement.
Date

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative

LOAN OFFER

File: D118910

Company: E021661

Template of Financing Table (Investissement)

…(name of Company)…

Table of Financing of ….(date)….

Investment Project in the amount of ….(amount)…. located at…. (address of the Project)

Financing	Amount prescribed (authorisation or modification) (7)	Obtained to date (cumulative) (8)	Estimate to complete the Project (9)	Amount surpassed or adjustment (10)
Working Capital	$	$	$	$
Term Loans
- BDC
- Banking Institutions
- Other
Grant
- Government of Quebec
- Government of Canada
- Other
Capital Stock
- Common shares
- Preferred stock
Profit-sharing loan
- Investissement Quebec

TOTAL	$	$	$	$

Column 7 = Column 1	Column 9 = Column 4	…(Name of the Chartered Accountant)…
Column 8 = Column 3	Column 10 = Column 5

Signature of the Chartered Accountant

Date

(Signed)	(Signed)

Initials of the IQ representative	Initials of the Company representative